Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectuses of ARS Pharmaceuticals, Inc. for the registration of common stock, preferred stock, debt securities and warrants, and to the incorporation by reference therein of our report dated March 21, 2024, with respect to the consolidated financial statements of ARS Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

January 31, 2025